Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Franklin Covey Co. 2017 Employee Stock Purchase Plan of our reports dated November 12, 2015, with respect to the consolidated financial statements of Franklin Covey Co. as of and for each of the two years in the period ended August 31, 2015, included in its Annual Report (Form 10-K) for the year ended August 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Salt Lake City, Utah
May 31, 2017